Exhibit 99.2

JONES ENERGY, INC. ANNOUNCES $50 MILLION REGISTERED DIRECT OFFERING

Austin, TX — February 10, 2015 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) announced today that it has priced a registered direct offering of Class A common stock with Magnetar Capital and affiliates of GSO Capital Partners LP (“GSO”), the credit platform of The Blackstone Group L.P. (NYSE:BX) (“Blackstone”), for gross proceeds of approximately $50 million.  The offering is expected to close on February 23, 2015, subject to the satisfaction of customary closing conditions.  The Company expects to use the net proceeds from the private placements to repay borrowings under its revolving credit facility.

The securities described above are being offered by Jones Energy through a prospectus supplement pursuant to the Company’s shelf registration statement previously filed and declared effective by the Securities and Exchange Commission and the base prospectus contained therein. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Mark Brewer, 512-493-4833

Investor Relations Manager

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO